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                                                                 EXHIBIT 4.12


                        INFORMATION LEASING CORPORATION

                             MASTER LEASE AGREEMENT

                 dated as of February 20, 1998 by and between

     Lessor: Information Leasing Corporation      and       Lessee:  Transcend Services, Inc.
             1023 W. Eighth Street                                   3353 Peachtree Road, N.E.
             Cincinnati, OH 45203                                    Suite #1000
             Contact: Contract Administration                        Atlanta, GA  30326
             Phone: (513) 421-9191                                   Contact:  Doug Shamon
                                                                     Phone:  (404)836-8598

     1. LEASE. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the personal property including intangibles (the "Equipment") described in one or more Rental Schedules (herein called "Schedule(s)") to this Master Lease Agreement. Each such Schedule incorporates by this reference, the terms and conditions set forth in this Master Lease Agreement and constitutes a separate Lease (the "Lease"). The lease of Equipment under each Lease shall be for such term and such rents as may be agreed to by execution of the Schedules, and this Master Lease Agreement shall control and be effective as to all such Schedules, the same as though set forth Therein unless expressly amended or modified in writing for particular Schedules. The term "Equipment" as used in this Master Lease Agreement shall refer to items leased under all Schedules and the terms hereof, unless expressly amended or modified in writing, shall apply equally to all such Equipment.

     2. TERM AND RENT. The Initial Term for each item of Equipment shall be for the period specified in the applicable Schedule, and Lessee shall pay Lessor, throughout the Initial Term for the use of the Equipment, the Rent specified in the applicable Schedule. The Initial Term and Rent with respect to each item of Equipment shall commence as set out in the applicable Schedule.

     3. LATE CHARGES. Time is of the essence in this Lease. If any Rent or other amount due hereunder is not paid within ten (10) days after the due date
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thereof, Lessor shall have the right to add and collect and Lessee agrees to pay a late charge on, and in addition to, such unpaid Rent or other charges, equal to five percent (5%) of such unpaid Rent or a lesser amount if established by any state of federal statute applicable thereto.

     4. DISCLAIMER OF WARRANTIES. Lessee acknowledges that Lessor is not the manufacturer of the Equipment, nor manufacturer's agent, and Lessee represents that Lessee has selected the Equipment leased hereunder based upon Lessee's judgment prior to having requested Lessor to purchase the same for leasing to Lessee, and Lessee agrees that as between Lessor and Lessee, the Equipment leased hereunder is of a design, size, fitness and capacity selected by Lessee and that Lessee is satisfied that the same is suitable and fit for its intended purposes. LESSEE FURTHER AGREES THAT LESSOR HAS MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, DIRECTLY OR INDIRECTLY, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO SUITABILITY, DURABILITY, FITNESS FOR USE AND MERCHANTABILITY OF ANY SUCH EQUIPMENT, THE PURPOSES AND USES OF THE LESSEE THE CHARACTERIZATION OF THE LEASE FOR TAX, ACCOUNTING OR OTHER PURPOSES, COMPLIANCE OF THE EQUIPMENT WITH APPLICABLE GOVERNMENTAL REQUIREMENTS, OR OTHERWISE. Lessee specifically waives all rights to make claim against Lessor herein for breach of any warranty of any kind whatsoever. Notwithstanding the foregoing, Lessee shall be entitled to the benefit of any applicable manufacturer's warranties received by Lessor and to the extent assignable, and lessor hereby assigns such warranties to Lessee for the term of the applicable Schedule. Lessor shall take such actions as may reasonably be necessary to assign such warranties to Lessee. Lessor shall not be liable to Lessee for any loss, damage or expense of any kind or nature caused directly or indirectly by any Equipment leased hereunder or for the use or maintenance thereof, or for the failure of operations thereof, or for the repairs, service or adjustment thereto, or by any delay or failure to provide any thereof, or by any interruption of service or loss of use thereof or for any loss of business or any other damage

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whatsoever and howsoever caused. No defect or unfitness of the Equipment shall relieve Lessee of the obligation to pay Rent, or to perform any other obligation under this Lease.

     5. USE, OPERATION AND MAINTENANCE. Lessee shall use the Equipment in the manner for which it was designed and intended, solely for Lessee's business purposes, in accordance with all manufacturer manuals and instructions and in compliance with all applicable laws, regulations and orders. Lessee, at Lessee's own cost and expense, shall keep the Equipment in good repair, condition and working order, ordinary wear and tear excepted, and shall furnish all parts, mechanisms, devices and servicing required therefor and necessary to comply with all applicable health and safety standards. The Equipment, upon return to Lessor, shall be in such condition as to qualify for a maintenance agreement with the manufacturer or such other party as may be acceptable to Lessor, if such agreement is customarily available, without additional cost to Lessor, but nothing contained herein shall require the Lessee to modify or upgrade the equipment. All replacement parts and repairs at any time made to or placed upon the Equipment shall become the property of Lessor. Lessee may, with Lessor's prior written consent, which shall not be unreasonably withheld, make such alterations, modifications or additions to the Equipment as Lessee may deem desirable in the conduct of its business; provided the same shall not diminish the value or utility of the Equipment, or cause the loss of any warranty thereon or any certification necessary for the maintenance thereof, and shall be readily removable without causing damage to the Equipment. Upon return to Lessor the Equipment as to which such alterations, modifications or additions have been made, Lessee, if requested to do so by Lessor, shall remove the same and restore the Equipment to its original condition, reasonable wear and tear only being excepted, and, if not so removed, title thereto shall automatically vest in Lessor. Lessor acknowledges that any data files or software developed or installed by Lessee which is resident on the equipment shall be and remain the property of Lessee; provided however that the Lessor shall have no obligation or responsibility to remove or return same to Lessee. Upon receipt of the Equipment, Lessor agrees to give Lessee reasonable access to the Equipment for the purpose of allowing Lessee an opportunity to remove any data files or software developed or installed by Lessee which is resident on the Equipment. Any failure or unreasonable delay on the part of Lessee in accomplishing such removal shall not reduce any of Lessor's rights herein.

LESSEE SHALL KEEP THE EQUIPMENT FREE AND CLEAR FROM ALL LIENS, CHARGES, ENCUMBRANCES, LEGAL PROCESS AND CLAIMS. LESSEE SHALL NOT ASSIGN, SUBLET, HYPOTHECATE, SELL, TRANSFER OR PART WITH POSSESSION OF THE EQUIPMENT OR ANY INTEREST IN THIS LEASE, AND ANY ATTEMPT TO DO SO SHALL BE NULL AND VOID AND SHALL CONSTITUTE A DEFAULT HEREUNDER. LESSEE SHALL NOT MOVE THE EQUIPMENT FROM THE LOCATION NOTED IN THE SCHEDULES WITHOUT THE PRIOR WRITTEN NOTICE TO LESSOR FIVE DAYS IN ADVANCE OF THE MOVE. NEITHER THIS LEASE NOR ANY INTEREST IN THE EQUIPMENT IS ASSIGNABLE OR TRANSFERABLE BY LESSEE BY OPERATION OF LAW. LESSEE AGREES NOT TO WAIVE ITS RIGHT TO USE AND POSSESS THE EQUIPMENT IN FAVOR OF ANY PARTY OTHER THAN LESSOR AND FURTHER AGREES NOT TO ABANDON THE EQUIPMENT TO ANY PARTY OTHER THAN LESSOR. SO LONG AS LESSEE FAITHFULLY PERFORMS AND MEETS EACH AND EVERY MATERIAL TERM AND CONDITION TO BE PERFORMED OR MET BY LESSEE UNDER THIS LEASE, LESSEE'S QUIET AND PEACEFUL POSSESSION OF THE EQUIPMENT WILL NOT BE DISTURBED BY LESSOR OR ANYONE CLAIMING BY, THROUGH OR ON BEHALF OF LESSOR.

     6. TITLE. The Equipment is and at all times shall remain the sole and exclusive personal property of Lessor (subject to Section 18 hereof). No right, title or interest in the Equipment shall pass to Lessee other than the right to maintain exclusive possession and use of the Equipment for the full lease term, conditioned upon Lessee's compliance with the terms and conditions of this Lease. If requested by Lessor, Lessee shall affix to or place on the Equipment, at Lessors expense, plates or markings indicating Lessor's ownership. Lessee covenants and agrees that the Equipment is, and will at all times, remain the personal property of Lessor (subject to Section 18 hereof). If requested by Lessor, Lessee will make reasonable efforts to obtain a waiver on any Equipment that may be deemed a fixture in recordable form, from all persons with a real property interest in the premises wherein the Equipment may be located, waiving any claim with respect thereto. Lessor shall have the right from time to time during normal business hours, with reasonable notice, to enter upon Lessee's premises or elsewhere for the purpose of confirming the existence, condition, and proper maintenance of the Equipment.

     7.   RENT ADJUSTMENT.  Not Applicable.

     8. TAXES. Lessee shall promptly reimburse Lessor for, or shall pay directly if so requested by Lessor, as additional Rent, all taxes, charges and fees which may now or hereafter be imposed or levied by any governmental

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body or agency upon or in connection with the purchase, ownership, lease, possession, use or location of the Equipment or otherwise in connection with the transactions contemplated by the Lease, excluding, however, all taxes on or measured by the net income of Lessor, and shall keep the Equipment free and clear of all levies, liens or encumbrances arising therefrom. Lessor shall file, as owner and party responsible for payment of tax, personal property tax return relating to the Equipment unless otherwise provided in writing. Lessee shall promptly reimburse Lessor in full for all property taxes levied on or assessed against the Equipment during the Initial Term and all renewals or extensions. Failure of Lessee to promptly pay amounts due hereunder shall be the same as failure to pay any installment of Rent. If Lessee is requested by Lessor to file any returns or remit payments directly to any governmental body or agency as provided for hereunder, Lessee shall provide proof of said filing or payment to Lessor upon request.

     9. LOSS OR DAMAGE OF EQUIPMENT. Lessee hereby assumes and shall bear the risk of loss for destruction of or damage to the Equipment from any and every cause whatsoever, whether or not insured, until the Equipment is returned to Lessor. No such loss or damage shall impair any obligation of Lessee under this Lease, which shall continue in full force and effect. In event of damage to or theft, loss or destruction of the Equipment (or any item thereof), Lessee shall promptly notify Lessor in writing of such fact and of all details with respect thereto, and shall, within thirty (30) days of such event, at Lessor's option,
(a) place the same in good repair, condition and working order or, (b) Lessee shall have the option to ,at Lessee's expense, substitute Equipment (or any item thereof) of the Identical Manufacture, Make, Model, and Features, unless this option is expressly prohibited in a specific Lease, in good repair, condition and working order and transfer clear title to such replacement property to Lessor whereupon such property shall be subject to this Lease and be deemed the Equipment for purposes hereof; or, (c) pay Lessor an amount equal to the sum of
(i) all Rent accrued to the date of such payment, plus (ii) the "Stipulated Loss Value" as set forth in the Schedules, whereupon this Lease shall terminate, except for Lessee's duties under Section 11 hereof, solely with respect to the Equipment (or any item thereof) for which such payment is received by Lessor. Upon payment of the amount set forth in (c), the Rent for such Schedules shall be reduced proportionately. Any insurance proceeds received with respect to the Equipment (or any item thereof) shall be applied, in the event option (c) is elected, in reduction of the then unpaid obligations, including the Stipulated Loss Value, of Lessee to Lessor, if not already paid by Lessee, or, if already paid by Lessee, to reimburse Lessee for such payment, or, in the event option
(a) or (b) is elected, to reimburse Lessee for the costs of repairing, restoring or replacing the Equipment (or any item thereof) upon receipt by Lessor of evidence, satisfactory to Lessor, that such repair, restoration or replacement has been completed, and an invoice therefor.

     10. INSURANCE. Lessee shall keep the Equipment insured against theft and all risks of loss or damage from every cause whatsoever for not less than the greater of the replacement cost, new, or the Stipulated Loss Value of the Equipment and shall carry public liability insurance, both personal injury and property damage, and Lessee shall be liable for all deductible portions of all required insurance. All said insurance shall be in form and amount and with companies satisfactory to Lessor. All insurance for theft, loss or damage shall provide that losses, if any, shall be payable to Lessor, and all such liability insurance shall name Lessor (or Lessor's assignee as appropriate) as additional insured and shall be endorsed to state that it shall be primary insurance as to Lessor. Any other insurance obtained by or available to Lessor shall be secondary insurance. Lessee shall pay the premiums therefor and deliver to Lessor a certificate of insurance or other evidence satisfactory to Lessor that such insurance coverage is in effect; provided, however, that Lessor shall be under no duty either to ascertain the existence of or to examine such insurance policies or to advise Lessee in the event such insurance coverage shall not comply with the requirements hereof. Each insurer shall agree by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, that it will give Lessor thirty (30) days written notice prior to the effective date of any alteration or cancellation of such policy. The proceeds of such insurance payable as a result of loss of or damage to the Equipment shall be applied as set out in Section 9 hereof. After thirty days from an event of loss or damage as set out in Section 9, Lessee hereby irrevocably appoints Lessor as Lessee's attorney-in-fact to make claim for, receive payment of, and execute and endorse all documents, checks or drafts received in payment for loss or damage under any said insurance policies.

In case of the failure of Lessee to procure or maintain said insurance, Lessor shall have the right but shall not be obligated to effect such insurance. In that event, monies spent by and expenses of Lessor in a reasonable amount in effecting such insurance or compliance shall be deemed to be additional Rent, and shall be paid by Lessee to Lessor upon written demand.

     11. LESSEE INDEMNITY. Lessee assumes liability for and shall indemnify, save, hold harmless (and, if requested by Lessor, defend) Lessor, it's officers, directors, employees, agents or assignees from and against any and all claims, actions, suits or proceedings of any kind and nature whatsoever, including all
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damages, liabilities, penalties,

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costs, expenses and legal fees (hereinafter "Claim(s)") based on, arising out of, connected with or resulting from this Lease of the Equipment, including without limitation the manufacture, selection, purchase, delivery, acceptance, rejection, possession, use or operation of the equipment and claims by third parties resulting from or relating to ownership, return or disposition of the Equipment, and including without limitation Claims arising in contract or tort (including negligence, strict liability or otherwise), arising out of latent defects (regardless of whether the same are discoverable by Lessor or Lessee) or arising out of any trademark, patent or copyright infringement. If any Claim is made against Lessee or Lessor, the party receiving notice of such Claim shall promptly notify the other, but the failure of such person receiving notice so to notify the other shall not relieve Lessee of any obligation hereunder.

     12   TAX INDEMNITY.  Lessee acknowledges that (1) Lessor intends to claim and take the accelerated cost recovery deductions available in the manner and as provided by section 168 and related sections of the Internal Revenue Code of 1986, as amended, and regulations adopted thereunder (the "Code") as in effect on the date hereof (such deductions being referred to hereinafter as "Tax Benefits") and (2) the Rent payable hereunder has been computed upon the assumption that such Tax Benefits shall be available to Lessor. Lessee represents and warrants to Lessor that all of the Equipment is, at and after the time of delivery of the Equipment to the location set forth in the Schedules, new, unless designated otherwise on the Schedules. Lessee further represents and warrants to the best of _Lessee's knowledge that it has not, and will not at any time from such delivery through the term of this Lease take any action or omit to take any action (whether or not the same is permitted or required hereunder) which will result in the loss by Lessor of all or any part of the Tax Benefits. If as a result of any act, omission or misrepresentation of Lessee, the Tax Benefits are lost, disallowed, eliminated, reduced, recaptured, compromised or are otherwise unavailable to Lessor (any of the foregoing being a "Loss"), Lessee shall promptly pay to Lessor on written demand, as additional Rent, an amount which will, after deduction therefrom of all taxes required to be paid in respect of the receipt thereof, enable Lessor to receive the same rate of return that Lessor would have realized had such Loss not occurred, together with any interest, penalties or additions to tax. Upon payment of such amount by Lessee, such act, omission or misrepresentation of Lessee which resulted in a Loss shall not be deemed a default hereunder. Any event which by the term of this Lease requires payment by Lessee to Lessor of the Stipulated Loss Value of the Equipment, shall not constitute the act, omission or misrepresentation of Lessee for purposes of the foregoing sentence. Lessor hereby agrees to exercise in good faith its best efforts (determined in the sole discretion of Tax Counsel of Lessor to be reasonable, proper and consistent with the overall tax interest of Lessor) to avoid requiring Lessee to pay the tax indemnity referred to in this Section 12; provided, however, Lessor shall have the sole discretion to determine whether or not to undertake judicial or administrative proceedings beyond the level of an Internal Revenue Service auditing agent; and provided further, that Lessor shall not be required to take any action pursuant to this sentence unless and until Lessee shall have agreed to indemnify Lessor for any and all expenses (including attorney's fees), liabilities or losses which Lessor may incur as a result of taking such action. For purposes of this Section 12, the term "Lessor" shall include the entity or entities, if any, with which Lessor consolidates its tax return.

     13   RETURN OF EQUIPMENT.  Lessee shall give Lessor forty-five (45) days written notice prior to the expiration of the Initial Term of its intent to return the Equipment. Upon expiration of the Initial Term or other termination pursuant to the terms of this Lease, Lessee shall immediately return the Equipment and all related accessories, to such place within the continental United States, not to exceed 500 miles from Cincinnati, Ohio. The Equipment shall, at Lessee's sole expense, be crated and shipped in accordance with the manufacturer's specifications, freight prepaid and properly insured. If the Equipment, upon its return, is not in good repair, condition and working order, ordinary wear and tear excepted, and has not been maintained in accordance with
Section 5 hereof, Lessee shall promptly reimburse Lessor for all reasonable costs incurred to place the Equipment in such condition after Lessee has inspected the _Equipment. Lessor shall promptly notify Lessee if equipment is not in good repair, condition and working order, ordinary wear and tear excepted, and has not been maintained in accordance with Section 5 hereof, and Lessee shall have the right of inspection within a reasonable period of time, not to exceed fifteen (15) days after receiving written notice of such condition from Lessor.

     14. AUTOMATIC RENEWAL. The Lease shall automatically extend as a month-to-month rental if; (a) written notice as specified in Section 13 hereof is not received by Lessor; or (b) such notice is received by Lessor but the Equipment is not returned upon the expiration of the Initial Term. Lessee shall pay as Rent to Lessor an amount based on the average monthly rent during the Initial Term on the due dates set out in the Schedules until terminated by either party by giving sixty (60) days prior written notice. All terms and conditions of this Lease shall continue in full force and effect during any extension or renewal hereof.

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     15.  DEFAULT AND REMEDIES.  (a) Lessee shall be in default hereunder if (i)
Lessee fails to pay Rent or any other payment required hereunder within ten (10) business days of the due date thereof, and such default shall continue for a period of 10 days after receipt of written notice thereof, (ii) Lessee fails to observe, keep or perform any other term or condition of this Lease and such failure continues for thirty (30) days following receipt of written notice thereof from Lessor, (iii) any representation or warranty made by Lessee herein or in any document delivered to Lessor in connection herewith shall prove to be false or misleading, or (iv) Lessee defaults under any other obligation to Lessor. (b) If Lessee is in default, Lessor shall have the right to take any one or more of the following actions: (i) proceed by appropriate court action or actions at law or in equity to enforce performance by Lessee of the terms and conditions of this Lease and/or recover damages for the breach thereof; and/or
(ii) by written notice to Lessee, which notice shall apply to all Schedules hereunder except as specifically excluded therefrom by Lessor, declare due and payable, and Lessee shall without further demand, forthwith pay to Lessor an amount equal to any unpaid Rent then due as of the date of such notice plus, as liquidated damages or loss of the bargain and not as a penalty, an amount equal to the Stipulated Loss Value as set forth in the Schedules. Lessee shall return the Equipment to Lessor as provided in Section 13. Should Lessee fail to return the Equipment within fifteen (15) business days of receipt of legal notice, Lessor may, personally, or by its agents, and with or without notice of legal process, enter upon the premises where the Equipment is located, without liability for trespass or other damages and repossess the Equipment free from all claims by Lessee. Return or repossession of the Equipment shall not constitute a termination of this Lease unless Lessor so notifies Lessee in writing. With respect to Equipment returned to or repossessed by Lessor, if Lessor has not terminated this Lease, Lessor will, in a commercially reasonable manner, and upon such terms as Lessor may determine in its sole discretion, either sell such Equipment at one or more public or private sales or re-lease the Equipment. The proceeds of sale or re-lease shall be applied in the following order or priority: (i) to pay all Lessor's fees, costs and expenses for which Lessee is obligated pursuant to (c), below; (ii) to the extent not previously paid by Lessee, to pay Lessor its liquidated damages hereunder and all other sums then remaining unpaid hereunder; and (iii) to reimburse Lessee for any sums previously paid by Lessee to Lessor as liquidated damages. In the event the proceeds of sale or re-lease are less than the sum of the amounts payable under (i) and (ii), Lessee shall pay Lessor such deficiency, after written notice to Lessee. (c) Lessee shall be liable for all reasonable legal and collection fees, costs and expenses arising from Lessee's default and the exercise of Lessor's remedies hereunder, including costs of repossessions, storage, repairs, reconditioning and sale or re-leasing of the Equipment. (d) In the event that any court of competent jurisdiction determines that any provision of this Section 15 is invalid or unenforceable in whole or in part, such determination shall not prohibit Lessor from establishing its damages sustained as a result of any breach of this Lease in any action or proceeding in which Lessor seeks to recover such damages. Any repossession sale or re-lease of the Equipment shall not bar an action for damages for breach of this Lease, as hereinabove provided, and the bringing of an action or the entry of judgment against Lessee shall not bar Lessor's right to repossess the Equipment. No express or implied waiver by Lessor of any default shall in any way be, or be construed to be, a continuing waiver or a waiver of any future or subsequent default.

     16   FURTHER ASSURANCES.  Lessee agrees, at the request of Lessor, to execute and deliver to Lessor any reasonable financing statements, fixture filings or other instruments necessary for expedient filing, recording or perfecting the interest and title of Lessor in this Lease and the Equipment, agrees that a copy of this Lease and any Schedule may be so filed, and agrees that all costs incurred in connection therewith (including, without limitation, filing fees and taxes) shall be paid equally by Lessee and Lessor, and agrees to promptly, at Lessee's expense, deliver such other reasonable documents and assurances, and take such further action as Lessor may request, in order to effectively carry out the intent and purpose of this Lease and Schedules. Additionally, Lessee agrees that where permitted by law, a copy of the financing statement may be filed in lieu of the original. Lessee shall, as soon as practicable, deliver to Lessor, Lessee's future annual reports of financial condition, and Lessee agrees, as soon as practicable, to deliver to Lessor, Lessee's future quarterly reports if such quarterly reports are not available in the public domain, prepared in accordance with generally accepted accounting principles, in a manner consistently applied; which reports Lessee represents and warrants shall be prepared in accordance with Generally Accepted Accounting Principles. Lessee's covenants, representations, warranties and indemnities contained in Section 8, 11, 12 and 19 are made for the benefit of Lessor and shall survive, remain in full force and effect and be enforceable after the expiration or termination of this Lease for any reason.

     17. ACCEPTANCE OF EQUIPMENT: NON CANCELABLE. Lessee's acceptance of the Equipment shall be conclusively and irrevocably evidenced by Lessee signing the Certificate of Acceptance in the form of Annex A to the Schedules and upon acceptance, the Schedules shall be non-cancelable for the Initial Term thereof unless otherwise _agreed to by Lessor and Lessee in writing. If Lessee cancels or terminates the Schedules after its execution and prior to delivery of the Equipment or if Lessee fails or refuses to sign the Certificate of Acceptance as to all or any

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part of the Equipment within a reasonable time, not to exceed ten (10) business days, after the Equipment has been delivered, in which event Lessee will be deemed to have canceled the Schedule, Lessee shall automatically assume all of Lessor's purchase obligations for the Equipment and Lessee agrees to indemnify and defend Lessor from any claims, including any demand for payment of the purchase price for the Equipment, by the manufacturer or seller of the Equipment. In addition thereto, Lessee shall pay Lessor (a) all of Lessor's reasonable out-of-pocket expenses and (b) a sum equal to one percent (1%) of the total rents for the lease term as liquidated damages, the exact sum of which would be extremely difficult to determine and is reasonably estimated hereby, to reasonably compensate Lessor for credit review, document preparation, ordering equipment and other administrative expenses. Lessor may apply any advance Rent payments to sums due from Lessee under (a) and (b) above.

     18. ASSIGNMENT. Lessee acknowledges and agrees that Lessor may, at any time, without notice to or consent of Lessee, assign its rights but not its obligations under this Lease and/or mortgage, or pledge or sell the Equipment. Such assignee or mortgagee may re-assign this Lease and/or mortgage without notice to Lessee. Any such assignee, buyer, transferee, grantee or mortgagee shall have and be entitled to exercise any and all rights and powers of Lessor under this Lease, but such assignee, buyer, transferee, grantee or mortgagee shall not be obligated to perform any of the obligations of Lessor hereunder other than Lessor's obligation not to disturb Lessee's quiet and peaceful possession of the Equipment and unrestricted use thereof for its intended purpose during the term thereof and for as long as Lessee is not in default of any of the provisions hereof.

     Each assignment, sale, transfer or grant shall be subject to all of the rights of Lessee under the Lease or any renewal or extension or amendment thereof and shall contain a covenant or covenants binding upon the assignee, buyer, transferee, grantee or mortgagee to the effect that so long as an Event of Default shall not exist under the Lease: (a) Lessee shall not be named as a defendant, provided Lessee is not in default, in any foreclosure or other proceeding which may be instituted by such assignee, buyer, transferee grantee or mortgagee as to the Lease or as to the Equipment; and (b) Neither the assignee, buyer, transferee, grantee or mortgagee shall interfere with the right of Lessee to have unlimited quiet and peaceful use and possession of the Equipment during the term of the Lease and so long as there is no Event of Default existing under the Lease, Lessor shall defend Lessee's right to quiet and peaceful possession; and (c) Lessee may deal exclusively with Lessor with respect to matters covered by the Lease and no consent of any assignee, buyer, transferee, grantee or mortgagee shall be required as to such matters. Lessor shall at all times during the term of the Lease be specifically authorized by any assignee, buyer, transferee or grantee to act in the assignee's, buyer's, transferee's or grantee's behalf in this regard, and shall execute, and if requested by Lessee, obtain the assignee's, buyer's, transferee's or grantee's execution of, any documents necessary or desirable to carry out the provisions of this clause and any other clause referred to in this clause.

     Without limiting the foregoing, Lessee further acknowledges and agrees that in the event Lessee receives written notice of an assignment from Lessor, Lessee will pay all Rent and any and all other amounts payable by Lessee under any Schedule to such assignee or mortgagee or as instructed by Lessor, notwithstanding any defense or claim of whatever nature, whether by reason of breach of such Schedule or otherwise which it may now or hereafter have as against Lessor (Lessee reserving its right to make claims directly against Lessor). Lessee agrees to confirm in writing receipt of notice of assignment as may be reasonably requested by assignee or mortgagee.

     19. REPRESENTATIONS AND WARRANTIES. Lessee represents and warrants to Lessor that: (i) the making of this Lease and any Schedule thereto executed by Lessee are duly authorized on the part of Lessee and upon execution thereof by Lessee and Lessor they shall constitute valid obligations binding upon, and enforceable against, Lessee ; (ii) neither the making of this Lease or such Schedule, nor the due performance thereof by Lessee, including the commitment and payment of the Rent, shall result in any breach of, or constitute a default under, or violation of, Lessee's certificate of incorporation, by-laws, or any agreement to which Lessee is a party or by which Lessee is bound; (iii) Lessee is in good standing in its state of incorporation and in any jurisdiction where the Equipment is located, and is entitled to own properties and to carry on business therein; and (iv) no approval, consent or withholding of objection is required from any governmental authority or entity with respect to the entering into, or performance of this Lease or such Schedules by Lessee.

Lessee shall provide Lessor a Certified Copy of it's Corporate Resolutions and Certificate of Incumbency substantially in the form of Annex B hereto.

Lessor has the power to enter into this Lease, and its execution has been duly authorized by all necessary corporate action on the part of the Lessor. Lessor is duly and validly organized and existing in good standing under the laws of

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the state of Ohio and has all power and authority to own its properties and carry on its business in the places where such properties are located and such business is conducted.

     20. NOTICES. Any notice required or given hereunder shall be deemed properly given (i) three (3) business days after mailed first class, overnight, or certified mail, return receipt requested, postage prepaid, addressed to the designated recipient at its address set forth at the heading hereof or such other address as such party may advise by notice given in accordance with this provision or (ii) upon receipt by the party to whom addressed if given in writing by personal delivery, commercial courier service, telecopy or other means which provides a permanent record of the delivery of such notice.

     21. DOCUMENTATION. Except for the payment of the Rent set forth in the applicable Schedules, for which invoices are provided as an accommodation to Lessee and not as a condition precedent to payment, Lessor shall use its best efforts to provide Lessee with reasonable documentation, including, statements, tax bills and/or invoices, evidencing payment obligations or reimbursement due to Lessor pursuant to the terms of this Lease.

     22. LESSEE'S OBLIGATIONS UNCONDITIONAL: NO OFFSET. This Lease is a net lease and except as expressly provided for herein, the Lessee shall not be entitled to any abatement or reduction of rent and Lessee hereby agrees that Lessee's obligation to pay all rent and other amounts hereunder shall be absolute and unconditional under all circumstances.

     23. COUNTERPARTS. Each Schedule may be executed in one or more counterparts, each of which shall be deemed an original as between the parties thereto, but there shall be a single executed original of each Schedule which shall be marked "Counterpart No. 1"; all other counterparts shall be marked with other counterpart numbers. To the extent, if any, that a Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code) no-security interest in the Schedule may be created through the transfer or possession of any counterpart other than Counterpart No. 1. The Master Lease Agreement is incorporated by reference in each of the Schedules and shall not be chattel paper by itself.

     24.  SPECIAL TERMS.  Not Applicable.

     25. GOVERNING LAW. This Lease and any Schedules thereto are entered into, under and shall be construed in accordance with, and governed by, the laws of the State of Ohio without giving effect to its conflicts of laws principles. The State of Ohio shall have exclusive jurisdiction over any action or proceeding brought to enforce or interpret this Lease or otherwise in connection therewith.

     26. MISCELLANEOUS. For purposes of this Lease, the term "Rent" as used herein shall mean and include all amounts payable by Lessee to Lessor hereunder. The captions of this Lease are for convenience only and shall not be read to define or limit the intent of the provision which follows such captions. This Lease contains the entire agreement and understanding between Lessor and Lessee relating to the subject matter hereof. Any variation or modification hereof and any waiver of any of the provisions or conditions hereof shall not be valid unless in writing signed by an authorized representative of the parties hereto. Any provision of this Lease which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Lessor's failure at any time to require strict performance by Lessee or any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith or with any other provision. The term "Lessee" as used herein shall mean and include any and all Lessees who have signed this Lease, each of whom shall be jointly and severally bound thereby.

THIS LEASE IS A NON-CANCELABLE LEASE. THIS LEASE IS SUBJECT TO THE TERMS AND CONDITIONS WRITTEN ABOVE WHICH LESSEE ACKNOWLEDGES HAVING READ. THIS LEASE SHALL BE EFFECTIVE UPON EXECUTION BY LESSEE AND LESSOR.


LESSOR:                                  LESSEE:

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INFORMATION LEASING CORPORATION          TRANSCEND SERVICES, INC.

By: _______________________              By: _______________________

Title: ____________________              Title: ____________________

Date Accepted: ____________              Date Accepted: ____________

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